                     Exhibit B
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NEES ENERGY, INC.
Consolidated Statement of Income and Accumulated Deficit
(Thousands of Dollars)
For the Periods Ended December 31, 1999
(Unaudited, Subject to Adjustment)
               Twelve
          QuarterMonths
               --------------
INCOME

     Revenue (1)     $152,929     $442,897
               --------     --------
     Total income     152,929     442,897
               --------     --------


EXPENSES

     Operating expenses
          Cost of sales     135,414     393,073
          Depreciation     3,190     9,613
          Selling, general and administrative expenses     16,611     53,653
          Income tax     (1,243)     (4,821)
               --------     --------
     Total operating expenses     153,972     451,518
               --------     --------

     Operating income (loss)     (1,043)     (8,621)

     Other income (expense), net     308     671
               --------     --------
Net income (loss)     (735)     (7,950)

Accumulated deficit at beginning of period     (29,688)     (22,473)
               --------     --------
Accumulated deficit at end of period     $(30,423)     $(30,423)
               ========     ========


(1) Represents revenue of subsidiary (AllEnergy Marketing Co., L.L.C.)


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